Exhibit 4

CONSENT SOLICITATION STATEMENT
                     Solicitation of Consents Relating to

                          BETHLEHEM STEEL CORPORATION

                         10-3/8% Senior Notes Due 2003
                            (CUSIP No. 087509-AL-N)

Subject to the terms and conditions set forth in this Consent Solicitation Statement, Bethlehem Steel Corporation, a Delaware corporation ("Bethlehem"), hereby solicits consents (the "Consent Solicitation") of Holders (as defined below) as of the Record Date (as defined below) of the $105,000,000 outstanding principal amount of its 10-3/8% Senior Notes Due 2003 (the "Notes") to an amendment (the "Proposed Amendment") to certain provisions of the Indenture dated as of September 1, 1993 (the "Indenture"), among Bethlehem, as issuer, and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Notes were issued. In this Consent Solicitation Statement, the term "Record Date" means 5:00 p.m., New York City time, on May 21, 2001, and the term "Holder" means each person shown on the records of the registrar for the Notes as a holder on the Record Date.

The purpose of the Consent Solicitation is to amend a covenant of the Indenture that might otherwise limit the amount of debt that Bethlehem may incur under the Credit Agreement referred to in the Indenture (the "Credit Agreement") or any replacement facility (the "Replacement Facility"). Currently under the Indenture, Bethlehem may incur debt under the Credit Agreement or any Replacement Facility provided that the maximum principal amount thereunder shall not be greater than $500,000,000, plus up to an additional $100,000,000 also permitted under the Indenture. The amendment will change such maximum principal amount of the Credit Agreement or any Replacement Facility to $740,000,000. For a description of the Proposed Amendment, see "The Proposed Amendment."

Bethlehem will pay to the Holders that have delivered valid and unrevoked consents on or prior to the Expiration Date (as defined below) a fee (the "Consent Fee") equal to $15.00 per $1,000 principal amount of Notes with respect to which such consents are delivered. The obligation of Bethlehem to pay the Consent Fee is conditioned upon satisfaction, or waiver by Bethlehem, of these conditions:

         * receipt on or prior to the Expiration Date (as defined below) of valid and unrevoked consents from Holders of not less than a majority in aggregate principal amount of the Notes outstanding (the "Requisite Consents"),

         * the execution and closing on or prior to June 20, 2001 of the New Credit Facility (as defined herein) and

         * certain other conditions described herein under "The Consent Solicitation- Conditions To The Consent Solicitation".

The Consent Fee will be paid as promptly as practicable upon satisfaction or waiver of the above-listed conditions (collectively, the "Conditions"). No
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Consent Fee will be paid if Bethlehem does not execute and close the New Credit
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Facility on or prior to June 20, 2001, unless such condition is waived by
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Bethlehem.  See "The Consent Solicitation."
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                           ________________________

THE CONSENT SOLICITATION EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 5, 2001, UNLESS OTHERWISE EXTENDED (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE"). CONSENTS MAY BE REVOKED ON THE TERMS AND CONDITIONS SET FORTH HEREIN. SEE "THE CONSENT SOLICITATION-REVOCATION OF CONSENTS."
                           ________________________

            The Solicitation Agent for the Consent Solicitation is:
                             Salomon Smith Barney

May 23, 2001

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
Holders are requested to read and consider carefully the information contained herein and to give their consent to the Proposed Amendment by properly completing and executing the accompanying Consent Form in accordance with the instructions set forth herein and therein.

The Proposed Amendment will become effective with respect to the Notes only upon (i) receipt by the Information Agent of valid and unrevoked consents from Holders representing not less than a majority in aggregate principal amount of all outstanding Notes, (ii) execution by Bethlehem and the Trustee of a supplemental indenture (the "First Supplemental Indenture") to the Indenture embodying the Proposed Amendment (which execution may occur prior to the Expiration Date if the Requisite Consents are received before then) and (iii) satisfaction, or waiver by Bethlehem, of the Conditions.

For purposes of determining the Requisite Consents, the aggregate outstanding principal amount of Notes is $105,000,000.

At such time as the Conditions are satisfied or waived, only Holders who have
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consented by properly executing and delivering their Consent Form on or prior
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to the Expiration Date, without revoking such consent, will be entitled to
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receive the Consent Fee.  All other Holders will not be entitled to receive any
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Consent Fee, but will be bound by the Proposed Amendment if it becomes effective.

No consent will be deemed to have been accepted until the Conditions have been satisfied or waived by Bethlehem. Consents may be revoked in accordance with the procedure set forth herein under the heading "The Consent Solicitation-Revocation of Consents" and in the Consent Form at any time prior to, but will become irrevocable upon the execution by Bethlehem and the Trustee of the First Supplemental Indenture embodying the Proposed Amendment. The First Supplemental Indenture may be executed by Bethlehem and the Trustee at any time following receipt of the Requisite Consents and will be a legally binding obligation of Bethlehem upon such execution, however, the Proposed Amendments will become effective only upon satisfaction of the Conditions.

Bethlehem reserves the right, in its sole discretion and regardless of whether any of the conditions described under "The Consent Solicitation-Conditions to the Consent Solicitation" have been satisfied, subject to applicable law, at any time prior to the Expiration Date to, (i) extend the Expiration Date, (ii) amend the terms of the Consent Solicitation or (iii) modify the form or amount of the consideration to be paid pursuant to the Consent Solicitation. See "The Consent Solicitation-Expiration Date; Extensions; Amendment." Bethlehem also reserves the right, in its sole discretion, subject to applicable law and subject to certain limitation, to waive the Conditions. See "The Consent Solicitation- Conditions to the Consent Solicitation".

If the Proposed Amendment has not become effective on or before June 20, 2001, then no consent shall be valid, and Bethlehem shall not be obligated to pay any Consent Fee in respect of any consent.

Only Holders are eligible to consent to the Proposed Amendment. Any beneficial owner of the Notes who is not a Holder of such Notes must arrange with the person who is the Holder or such Holder's assignee or nominee to execute and deliver a Consent Form on behalf of such beneficial owner. For purposes of the
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Consent Solicitation, The Depository Trust Company ("DTC") has authorized DTC
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participants ("Participants") set forth in the position listing of DTC as of
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the Record Date to execute Consent Forms as if they were the Holders of the
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Notes held of record in the name of DTC or the name of its nominee.
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Accordingly, for purposes of the Consent Solicitation, the term "Holder" shall
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be deemed to include such Participants.
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The transfer of Notes after the Record Date will not have the effect of revoking any consent theretofore validly given by a Holder, and each properly completed and executed Consent Form will be counted notwithstanding any transfer of the Notes to which such Consent Form relates, unless the procedure for revoking consents described herein and in the Consent Form has been complied with.

Holders who wish to consent must deliver their properly completed and executed
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Consent Form to the Information Agent at the address set forth on the back
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cover page of this Consent Solicitation Statement and in the Consent Form in
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accordance with the instructions set forth herein and therein.  Consents should
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not be delivered to Bethlehem, the Trustee or the Solicitation Agent.  However,
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Bethlehem reserves the right to
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

accept any consent received by Bethlehem, the Trustee or the Solicitation
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Agent.  Under no circumstances should any person tender or deliver Notes to
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Bethlehem, the Trustee, the Solicitation Agent or the Information Agent at any
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time.
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No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying Consent Form and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by Bethlehem, the Trustee, the Information Agent, the Solicitation Agent or any other person. The statements made in this Consent Solicitation Statement are made as of the date hereof, and the delivery of this Consent Solicitation Statement and the accompanying materials shall not, under any circumstances, create any implication that the information contained herein is correct after the date hereof.

Recipients of this Consent Solicitation Statement and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning this solicitation.

Terms used in this document that are not otherwise defined herein have the meanings set forth in the Indenture.

Please handle this matter through your bank or broker. Questions concerning the terms of the Consent Solicitation should be directed to the Solicitation Agent at the address or telephone number set forth on the back cover page hereof. Requests for assistance in completing and delivering Consent Forms or requests for additional copies of this Consent Solicitation Statement, the Consent Form or other related documents should be directed to the Information Agent at the address or telephone number set forth on the back cover page hereof.

Descriptions in this Consent Solicitation Statement of the provisions of the
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Indenture are summaries and do not purport to be complete.  Where reference is
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made to particular provisions of the Indenture, such provisions, including the
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definitions of certain terms, are incorporated herein by reference as part of
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such summaries, which are qualified in their entirety by such reference.  A
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form of the Indenture has been previously filed with the Commission.  Copies of
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any information or document, including the Indenture, that is incorporated
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herein by reference will be provided upon request submitted to the Information
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Agent as set forth herein under "Incorporation Of Certain Documents By
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Reference".
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AVAILABLE INFORMATION

Bethlehem is currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports and proxy statements of Bethlehem may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York at Seven World Trade Center, 13th Floor, New York, New York 10048, and in Chicago at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the Commission. Certain securities of Bethlehem are listed on the New York Stock Exchange, and reports and other information concerning Bethlehem can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed (or to be filed) by Bethlehem with the Commission pursuant to the Exchange Act are incorporated herein by reference: (a) Bethlehem's Annual Report on Form 10-K for its fiscal year ended December 31, 2000; (b) Bethlehem's Quarterly Report on Form 10-Q for the three month periods ended March 31, 2001; and (c) Bethlehem's Current Report on Form 8-K dated January 17, 2001; and (d) all other reports filed by Bethlehem pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Consent Solicitation Statement and prior to the expiration or termination of the Consent Solicitation.

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

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement. Subject to the foregoing, all information appearing in this Consent Solicitation Statement is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Bethlehem will, as applicable, provide, without charge, to each Holder to whom this Consent Solicitation Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents relating to Bethlehem that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference). Requests for such documents should be directed to the Information Agent at its address and telephone number set forth on the back cover page hereof.

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
                         SUMMARY BUSINESS DESCRIPTION

    The following should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information, including the financial information, included in or incorporated by reference in this Consent Solicitation Statement and the related Consent Form.

The Company

    Bethlehem and its consolidated subsidiaries produce a wide variety of steel mill products including hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail, specialty blooms, carbon and alloy bars and large-diameter pipe. Bethlehem's principal steel operations include the Burns Harbor Division, the Sparrows Point Division and Pennsylvania Steel Technologies. During 2000, Bethlehem's former Bethlehem Lukens Plate Division was consolidated into the Sparrows Point and Burns Harbor Divisions. Bethlehem also has iron ore operations (which provide raw materials to Bethlehem's steelmaking facilities and sell such materials to trade customers), railroad and trucking operations (which transport raw materials and semi-finished steel products within various Bethlehem operations and serve other customers) and lake shipping operations (which primarily transport raw materials to the Burns Harbor Division). In addition to selling to end users, Bethlehem sells steel products to steel service centers, distributors, processors and converters. Bethlehem was incorporated in Delaware in 1919.

Lukens Acquisition

    In May 1998, Bethlehem acquired all of the outstanding stock of Lukens Inc. for approximately $560 million. The acquisition strengthened Bethlehem's position as the leading producer and supplier of carbon and alloy steel plate products.

                          FORWARD-LOOKING STATEMENTS

    Bethlehem and its representatives may from time to time make forward-looking statements in reports filed with the Commission, reports to stockholders, press releases, other written documents and oral presentations. These forward-looking statements may include, among others, statements concerning projected levels of sales, shipments and income, pricing trends, anticipated cost-reductions, product mix, anticipated capital expenditures and other future plans and strategies.

    Bethlehem is identifying in this Consent Solicitation Statement important factors that could cause Bethlehem's actual results to differ materially from those projected in these forward-looking statements. These factors include, but are not necessarily limited to: (i) the effect of planned and unplanned outages on Bethlehem's operations; (ii) the potential impact of strikes or work stoppages at facilities of Bethlehem's customers and suppliers; (iii) the sensitivity of Bethlehem's results to relatively small changes in the prices obtained by Bethlehem for its products; (iv) intense competition due to world steel overcapacity, new domestic capacity, low-cost electric furnace facilities, imports (especially unfairly traded imports) and substitute materials; (v) the consolidation of many of Bethlehem's customers and suppliers; (vi) the high capital requirements associated with integrated steel facilities; (vii) the significant costs associated with environmental controls and remediation expenditures and the uncertainty of future environmental control requirements; (viii) the availability and prices associated with raw materials, supplies, utilities and other services and items required by Bethlehem's operations; (ix) employment matters, including costs and uncertainties associated with Bethlehem's collective bargaining agreements and employee post-retirement obligations; (x) the effects of possible future closure or exit of businesses; (xi) Bethlehem's highly leveraged capital structure and its ability to obtain new capital at reasonable costs and terms;
(xii) financial difficulties encountered by joint venture partners; and (xiii) the effect of existing and possible future lawsuits filed against Bethlehem. The documents incorporated by reference in this Consent Solicitation Statement discuss these factors in more detail and are hereby incorporated by reference into this section. Bethlehem does not undertake to update any forward-looking statements that may be made from time to time by Bethlehem or its representatives.

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
                      PURPOSE OF THE CONSENT SOLICITATION

    The purpose of the Consent Solicitation is to obtain the Holders' consent to the Proposed Amendment so as to allow Bethlehem to optimize the use of its accounts receivable and inventory as collateral for borrowings in an amount up to $740,000,000, thereby increasing its liquidity and financial flexibility.

    At the time the Notes were issued, the Indenture referred specifically to Bethlehem's existing 1987 $500,000,000 Credit Agreement. In 1995, Bethlehem replaced that Credit Agreement with a $200,000,000 Inventory Credit Agreement secured by Bethlehem's inventories and a $300,000,000 Receivables Facility pursuant to which Bethlehem's receivables are sold on a daily basis. Since then, as Bethlehem's business has grown, the Inventory Credit Agreement has been increased to $320,000,000 and the Receivables Facility has been increased to $340,000,000, due to Bethlehem's increased ability to support the facilities with inventory and receivables. At April 30, 2001, Bethlehem had inventory and receivables available to support approximately $575,000,000 of availability out of the combined $660,000,000 committed under the Inventory Credit Agreement and the Receivables Facility. As of May 22, 2001, $517,000,000 was outstanding under these combined facilities. As previously announced, the existing Inventory Credit Agreement includes a quarterly consolidated net worth covenant that Bethlehem does not expect it will be able to remain in compliance with as of June 30, 2001.

    In order to increase its liquidity and financial flexibility, Bethlehem intends to roll up the Inventory and Receivables facilities into a single secured credit agreement with higher advance rates (the "New Credit Facility"). It has commitments from its lead lenders in the amount of $350,000,000 and is currently syndicating such a facility under which Bethlehem could borrow up to $580,000,000 prior to delivery of its 2001 year-end financial statements and $600,000,000 thereafter at any one time outstanding, as permitted by the existing Indenture, subject to certain criteria. If this syndication is successful, Bethlehem will enter into the New Credit Facility, whether or not the Proposed Amendment is approved. However, in order to optimize the New Credit Facility and make full use of its borrowing base of inventory and receivables, Bethlehem wants to increase the New Credit Facility (either in connection with the current syndication or at some point in the future) to a committed amount of up to $740,000,000 and therefore requests consent to the Proposed Amendment to the Indenture.

    Bethlehem believes that approval of the Proposed Amendment is in the best interests of the Holders, as it would allow Bethlehem to maximize its financial flexibility and take full advantage of its inventory and receivables base.

    The Proposed Amendment to the Indenture will be embodied in a First Supplemental Indenture thereto to be executed by Bethlehem and the Trustee. A form of the First Supplemental Indenture is attached hereto as Exhibit A.

    Regardless of whether the Proposed Amendment becomes effective, the Notes will remain outstanding in accordance with all other terms of the Notes and the Indenture. The changes to be effected by the Proposed Amendment will not alter Bethlehem's obligation to pay the principal of or interest on the Notes or alter the interest rate or maturity date thereof.

                            THE PROPOSED AMENDMENT

    The amendment (the "Proposed Amendment") will raise the maximum amount of principal debt outstanding that Bethlehem may incur under the Credit Agreement referred to in the Indenture or any Replacement Facility from $500,000,000 to $740,000,000 and thus allow Bethlehem to optimize the New Credit Facility. The Proposed Amendment will provide Bethlehem with greater financial flexibility. Under certain circumstances, the Proposed Amendment might have an adverse effect on the ability of the Holders to realize value on the Notes due to the increased ability of Bethlehem to incur secured debt which would be effectively prior in ranking to the Notes.

    Section 9.2 of the Indenture provides for the amendment of any provision (except certain provisions not relevant to this Consent Solicitation) upon the consent of Holders of not less than a majority in principal amount of the outstanding Notes. Consequently, Bethlehem is soliciting the consents of the Holders to the Proposed Amendment.

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

    This summary does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Indenture and of the Proposed Amendment as set forth in the First Supplemental Indenture, which are incorporated herein by this reference. The form of the Supplemental Indenture may be amended or supplemented prior to the execution thereof in a manner that would not require additional consents under the Indenture. Copies of the Indenture and of the form of First Supplemental Indenture are available from the Information Agent upon request.

                           THE CONSENT SOLICITATION

General

    The Proposed Amendment will become effective with respect to the Notes only upon (i) receipt by the Information Agent of valid and unrevoked consents from Holders representing not less than a majority in aggregate principal amount of all outstanding Notes, (ii) execution by Bethlehem and the Trustee of the First Supplemental Indenture (which may occur prior to the Expiration Date if the Requisite Consents are received before then) and (iii) satisfaction, or waiver by Bethlehem, of the Conditions.

    If the Proposed Amendment becomes effective with respect to the Notes, it will be binding on all Holders of the Notes and their transferees, whether or not such Holders have consented to the Proposed Amendment.

    If the Requisite Consents are received, and the other Conditions are satisfied or waived, Bethlehem will pay (directly or through an agent) to each Holder of the Notes who consents by delivering a properly executed and completed Consent Form to the Information Agent on or prior to the Expiration Date, and does not properly revoke such consent, the Consent Fee as promptly as practicable after such satisfaction or waiver of the other Conditions.

    Failure to deliver a Consent Form will have the same effect as if a Holder had chosen not to give its consent with respect to the Proposed Amendment. Bethlehem will provide notice to Holders of Notes of receipt of the Requisite Consents and execution of the First Supplemental Indenture and of the satisfaction or waiver of the other Conditions.

    The delivery of a Consent Form will not affect a Holder's right to sell or transfer the Notes. If a Holder delivers a consent and subsequently transfers its Notes prior to the Expiration Date, any payment pursuant to the Consent Solicitation with respect to such Notes will be made to such Holder unless the consent with respect to such Notes has been validly revoked at any time prior to the execution of the First Supplemental Indenture.

    Beneficial owners of the Notes who wish to provide a consent and whose Notes are held, as of the Record Date, in the name of a broker, dealer, commercial bank, trust company or other nominee institution must contact such nominee promptly and instruct such nominee, as the Holder of such Notes, to execute and deliver promptly a Consent Form on behalf of the beneficial owner on or prior to the Expiration Date.

    If the Proposed Amendment has not become effective on or before June 20, 2001, then no consent shall be valid, and Bethlehem shall not be obligated to pay any Consent Fee in respect of any consent.

Consent Fee

    The Consent Fee to be paid to the Holders is $15.00 is per $1,000 principal amount of Notes as to which valid and unrevoked consents are delivered.

    The United States federal income tax consequences of the Consent Solicitation are not clear. Under certain circumstances, it is possible that a Holder would be required to recognize taxable income in excess of the Consent Fee. For a discussion of the material United States federal tax consequences that may result from the Consent Solicitation, see "Federal Income Tax Consequences."

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

Record Date

    The Record Date for the determination of Holders entitled to give consents pursuant to the Consent Solicitation is 5:00 p.m., New York City time, on May 21, 2001. This Consent Solicitation Statement and the accompanying Consent Form are being sent to all Holders. Bethlehem reserves the right to establish from time to time any new date as such Record Date and, thereupon, any such new date will be deemed to be the "Record Date" for purposes of the Consent Solicitation.

Conditions to the Consent Solicitation

    The obligation of Bethlehem to accept valid and unrevoked consents and to pay the Consent Fee in respect of such consents is conditioned upon satisfaction, or waiver by Bethlehem, of these conditions: (i) receipt of the Requisite Consents, (ii) the execution and closing prior to June 20, 2001 of the New Credit Facility and (iii) the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendment or the payment of the Consent Fee or that would question the legality or validity thereof (collectively, the "Conditions").

    If the condition specified in clause (i) of the preceding sentence is not satisfied on or prior to the Expiration Date or if the conditions specified in clauses (ii) or (iii) of the preceding sentence are not satisfied or waived on or prior to June 20, 2001, Bethlehem may, in its sole discretion and without giving any notice, allow the Consent Solicitation to lapse or extend the solicitation period and continue soliciting consents of the Consent Solicitation. Subject to applicable law, the Consent Solicitation may be abandoned or terminated for any reason at any time in which case any consents received will be voided and no Consent Fee will be paid to any Holders with respect to such series. All Conditions, other than the condition specified in clause (i) above, are for the benefit of Bethlehem and may be waived by Bethlehem in its sole discretion.

Expiration Date; Extensions; Amendment

    The term "Expiration Date" means 5:00 p.m., New York City time, on June 5, 2001, unless Bethlehem, in its sole discretion, extends the period during which a Consent Solicitation is open, in which case the term "Expiration Date" means the latest date and time to which such Consent Solicitation is extended. In order to extend the Expiration Date, Bethlehem will notify the Information Agent in writing or orally of any extension and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Bethlehem may extend the Consent Solicitation on a daily basis or for such specified period of time as it determines in its sole discretion. Failure by any Holder or beneficial owner of the Notes to be so notified will not affect the extension of a Consent Solicitation.

    If a Consent Solicitation is amended or modified in a manner determined by Bethlehem to constitute a material change to the Holders of the Notes, Bethlehem will promptly disclose such amendment or modification in a manner deemed appropriate and may, if appropriate, extend the Consent Solicitation for a period deemed by it to be adequate to permit the Holders to deliver and/or revoke their consents.

    Bethlehem reserves the right, in its sole discretion and regardless of whether any of the conditions described under "The Consent Solicitation-Conditions to the Consent Solicitation" have been satisfied, subject to applicable law, at any time prior to the Expiration Date to, (i) extend the Expiration Date, (ii) amend the terms of the Consent Solicitation or
(iii) modify the form or amount of the consideration to be paid pursuant to the Consent Solicitation.

Procedures for Consenting

    All Consent Forms that are properly executed and delivered to the Information Agent prior to the Expiration Date and not timely revoked will be given effect in accordance with the specifications therein.

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

    Holders who desire to act with respect to the Proposed Amendment should so indicate by marking the appropriate box and signing and dating the accompanying Consent Form included herewith and delivering it to the Information Agent at the address set forth in the Consent Form, in accordance with the instructions contained herein and therein. If none of the boxes in the Consent Form are checked, but the Consent Form is otherwise completed and signed, the Holder will be deemed to have consented to the Proposed Amendment. Signatures must be guaranteed in accordance with paragraph 6 of the instructions in the Consent Form.

    The Consent Form must be executed in exactly the same manner as the name of the Holder appears on the Notes. An authorized DTC Participant must execute the Consent Form exactly as its name appears on DTC's position listing as of the Record Date. If the Notes are held of record by two or more joint Holders, all such Holders must sign the Consent Form. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other Holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to Bethlehem of such person's authority to so act. If the Notes are registered in different names, separate Consent Forms must be executed covering each form of registration. If a Consent Form is executed by a person other than the Holder, then such person must have been authorized by proxy or in some other manner acceptable to Bethlehem to execute the Consent Form with respect to the applicable Notes on behalf of the Holder. Any beneficial owner of the Notes who is not a Holder of record of such Notes must arrange with the person who is the Holder of record or such Holder's assignee or nominee to execute and deliver a Consent Form on behalf of such beneficial owner.

    If a consent relates to fewer than all the Notes held of record as of the Record Date by the Holder providing such consent, such Holder must indicate on the Consent Form the aggregate dollar amount (in integral multiples of $1,000) of such Notes to which the consent relates. Otherwise, the consent will be deemed to relate to all such Notes. The Holder will receive the Consent Fee for only that portion of such Notes to which the consent relates.

    A Holder must complete, sign and date the Consent Form (or photocopy
------------------------------------------------------------------------
thereof) for such Holder's Notes and deliver such Consent Form to the
---------------------------------------------------------------------
Information Agent by mail, first-class postage prepaid, hand delivery,
----------------------------------------------------------------------
overnight courier or facsimile transmission (with an original to be delivered
-----------------------------------------------------------------------------
subsequently) at the address or facsimile number of the Information Agent set
-----------------------------------------------------------------------------
forth on the back cover page hereof.  Delivery of Consent Forms should be made
------------------------------------------------------------------------------
sufficiently in advance of the Expiration Date to ensure that the Consent Form
------------------------------------------------------------------------------
is received prior to the Expiration Date (and, in the case of facsimile
-----------------------------------------------------------------------
transmission, that the original Consent Form is received by the Information
---------------------------------------------------------------------------
Agent prior to 5:00 p.m., New York City time, on the third business day
-----------------------------------------------------------------------
following the Expiration Date).  Under no circumstances should any person
-------------------------------------------------------------------------
tender or deliver Notes to Bethlehem, the Trustee, the Information Agent, the
-----------------------------------------------------------------------------
Solicitation Agent or any other party at any time.
--------------------------------------------------

    Bethlehem reserves the right to receive Consent Forms by any other reasonable means or in any form that reasonably evidences the giving of consent.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of consents and revocations of consents will be resolved by Bethlehem whose determinations will be binding. Bethlehem reserves the absolute right to reject any or all consents and revocations that are not in proper form or the acceptance of which could, in the opinion of Bethlehem's counsel, be unlawful. Bethlehem also reserves the right to waive any irregularities in connection with deliveries which Bethlehem may require to be cured within such time as Bethlehem determines. None of Bethlehem, the Trustee, the Information Agent, the Solicitation Agent or any other person shall have any duty to give notification of any such irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms or notices of revocation will not be deemed to have been made until such irregularities have been cured or waived. Bethlehem's interpretation of the terms and conditions of the Consent Solicitation (including this Consent Solicitation Statement and the accompanying Consent Form and the instructions hereto and thereto) will be final and binding on all parties.

Revocation of Consents

    All properly completed and executed Consent Forms received prior to the Expiration Date will be counted, notwithstanding any transfer of the Notes to which such Consent Forms relate, unless the Information Agent receives from a Holder (or a subsequent holder which has received a proxy from the relevant Holder) a written notice of revocation or a changed Consent Form bearing a date later than the date of the prior Consent Form at any time prior to the execution by Bethlehem and the Trustee of the First Supplemental Indenture. Any notice of revocation received after the First Supplemental Indenture is executed will not be effective, even if received prior to the Expiration Date. A consent to the Proposed Amendment by a Holder of the Notes will bind the Holder and every subsequent holder of such Notes or portion of such Notes, even if notation of the consent is not made on such Notes.

    A transfer of Notes after the Record Date must be accompanied by a duly executed proxy from the relevant Holder if the subsequent transferee is to have revocation rights with respect to the consent to the Proposed Amendment. To be effective, a notice of revocation must be in writing, must contain the name of the Holder and the aggregate principal amount of the Notes to which it relates and must be (a) signed in the same manner as the original Consent Form or (b) accompanied by a duly executed proxy or other authorization (in form satisfactory to Bethlehem). All revocations of consents must be sent to the Information Agent at its address set forth in the Consent Form.

Solicitation Agent

    Bethlehem has retained Salomon Smith Barney Inc. as solicitation agent (the "Solicitation Agent") with respect to the Consent Solicitation. The Solicitation Agent will solicit consents and will receive a customary fee for such services and reimbursement for reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel, incurred in connection with such services. Bethlehem has agreed to indemnify the Solicitation Agent against certain liabilities and expenses, including liabilities under securities laws, in connection with the Consent Solicitation.

    Questions with respect to the terms of the Consent Solicitation should be directed to the Solicitation Agent in accordance with its contact information set forth on the back cover of this Consent Solicitation Statement.

Information Agent

    Mellon Investor Services LLC has been retained by Bethlehem to act as information agent to provide information and services to Holders in connection with the Consent Solicitation and as tabulation agent to receive, tabulate and verify consents (the "Information Agent"). For such services, Bethlehem has agreed to pay reasonable and customary fees and to reimburse the Information Agent for its reasonable out-of-pocket expenses in connection with such services.

    Requests for assistance in completing and delivering the Consent Form or requests for additional copies of this Consent Solicitation Statement, the accompanying Consent Form and other related documents should be directed to the Information Agent at its address and telephone number set forth on the back cover page hereof. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation. The executed Consent Form and any other documents required by
               --------------------------------------------------------------
the Consent Form should be sent to the Information Agent at the address set
---------------------------------------------------------------------------
forth in the Consent Form, and not to Bethlehem, the Trustee or the
-------------------------------------------------------------------
Solicitation Agent.
-------------------

Fees and Expenses

    Bethlehem will bear the costs of the Consent Solicitation. Bethlehem will reimburse the Trustee for expenses that the Trustee will incur in connection with the Consent Solicitation. Bethlehem will also reimburse banks, trust companies, securities dealers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding this Consent Solicitation Statement, the accompanying Consent Form and other materials to beneficial owners of the Notes.

                        FEDERAL INCOME TAX CONSEQUENCES

In General

    The following summary describes the material United States federal income tax consequences relating to the Consent Solicitation that may be relevant to a Holder or a beneficial owner of the Notes who or which is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the Notes (a "U.S. Holder") and holds such Notes as capital assets. This summary is based on the Internal Revenue Code of 1986, as amended, (the "Code") and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. Bethlehem will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment of the Consent Solicitation and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below. In addition, this summary does not address the tax consequences that may be relevant to investors in special tax situations. Accordingly, each Holder and beneficial owner of the
                         ----------------------------------------------------
Notes should consult its own tax advisor with regard to the Consent
--------------------------------------------------------------------
Solicitation and the application of United States federal income tax laws, as
-----------------------------------------------------------------------------
well as the laws of any state, local or foreign taxing jurisdictions, to its
----------------------------------------------------------------------------
particular situation.
---------------------

Characterization of Proposed Amendment and Payment of Consent Fee

    The U.S. federal income tax characterization and consequences of the Consent Fee are not clear.

    Under general principles of United States federal income tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss is realized (a "Deemed Exchange") if such modification is a "significant modification" within the meaning of the applicable Treasury Regulations. A modification of a debt instrument that is not a significant modification does not create a Deemed Exchange. Under the applicable Treasury Regulations, a modification that adds, deletes or alters customary accounting or financial covenants is not a significant modification and Bethlehem believes that the Proposed Amendment constitutes an alteration of a customary accounting or financial covenant and, therefore, would not constitute a significant modification. See Treasury Regulation Section 1.1001-3(e)(6). However, under Treasury Regulation Section 1.1001-3(e)(2), a change in the yield of a debt instrument generally is a significant modification if the yield on the modified instrument varies from the annual yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 1/4 of one percent (25 basis points) or five percent of the annual yield of the unmodified instrument. For purposes of determining the yield on the modified instrument, the Treasury Regulations provide that any payments made by the issuer to the holder as consideration for the modification of a debt instrument are taken into account as an adjustment to the issue price of the modified debt instrument. The Consent Fee may be treated as a payment by the issuer to the consenting U.S. Holder as consideration for the modification of the Note.

Consequences to U.S. Holders that Consent to the Proposed Amendment

    In the case of a U.S. Holder that consents to the Proposed Amendment pursuant to the Consent Solicitation and receives the Consent Fee, there will be a Deemed Exchange of the Notes if the Treasury Regulations described above are applicable because the change in the yield on the Notes will be a significant modification to the terms of the Notes for United States federal income tax purposes. See Treasury Regulation Section 1.1001-3(e)(2). Accordingly, in such a case, such U.S. Holder will realize gain or loss upon such Deemed Exchange equal to the difference between (i) the "issue price" of the modified debt instrument, as described in the next paragraph, plus any Consent Fee (subject to the discussion below regarding the Consent Fee) and
(ii) such U.S. Holder's adjusted tax basis in the unmodified Note. Any gain or loss recognized by a U.S. Holder on the Deemed Exchange (subject to the discussion below with respect to recapitalizations) generally would be capital gain or loss (except to the extent of accrued market discount not previously included in income, if any, which would be treated as ordinary income to the extent of any gain), and would be long-term capital gain or loss if the unmodified Notes were held for more than one year. Thus, subject to the discussion below with respect to recapitalizations, if a U.S. Holder's adjusted basis in the Notes is less than the "issue price" of the modified debt instrument that the U.S. Holder is deemed to receive in the Deemed Exchange, the U.S. Holder will have taxable income at the time of the Deemed Exchange. Moreover, it is possible that any loss realized by a U.S. Holder on the Deemed Exchange would not be recognized currently for United States federal income tax purposes pursuant to the wash sale rules of Section 1091 of the Code.

     The "issue price" of the modified Notes depends on whether a substantial amount of the Notes is "traded on an established market." If a substantial amount of the Notes is traded on an established market, the issue price of the modified Notes will be their fair market value on the date of the Deemed Exchange. In such a case, the modified Notes would be treated as issued with original issue discount (equal to the difference between the stated redemption price at maturity over the issue price of the modified debt instrument), which a U.S. Holder (and subsequent transferees, if any) generally must include in gross income under a constant yield method (and such income would be treated as ordinary income), regardless of such U.S. Holder's method of accounting and without regard to the timing of actual payments. If the Notes are not traded on an established market, the issue price of the modified Notes would be equal to their stated principal amount and the modified Notes would not be treated as issued with original issue discount. The modified Notes will be considered to be traded on an established market for United States federal income tax purposes if, at any time during the 60-day period ending 30 days after the date of the Deemed Exchange (i) the Notes appear on a system of general circulation (including computer listings disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions or (ii) price quotations for the Notes are readily available from dealers, brokers or traders. Bethlehem believes, and intends to take the position, that the Notes are not traded on an established market for United States federal income tax purposes.

    Notwithstanding the discussion above, if the Deemed Exchange is treated as a recapitalization for United States federal income tax purposes, a U.S.
Holder generally will not recognize gain or loss upon the Deemed Exchange (although the discussion in the preceding paragraph as to whether the modified Note would or would not bear OID would still be applicable). The Deemed Exchange will be treated as a recapitalization for United States federal income tax purposes, if the unmodified Notes and the modified Notes are treated as "securities." The determination of whether debt is considered a "security" for United States federal income tax purposes depends on an overall evaluation of the nature of the debt, the extent of the investor's proprietary interest in the issuer compared with the similarity of the note to a cash payment and certain other considerations. Although the matter is not free from doubt, Bethlehem intends to take the position that the Deemed Exchange will qualify as a recapitalization. Under this treatment, a U.S. Holder would not recognize gain or loss on the Deemed Exchange, except to the extent of the Consent Fee which, subject to the discussion in the following paragraph, will be taxable to the extent of any gain realized on the Deemed Exchange. In addition, under this treatment a U.S. Holder's tax basis in the modified Notes will be the same as such U.S. Holder's tax basis in the unmodified Notes, decreased by the amount of the Consent Fee received with respect thereto and increased by the amount of gain recognized by the Holder in respect of the Deemed Exchange, and a U.S. Holder's holding period for the modified Notes will include its holding period for the unmodified Notes.

    Consent Fee.  As discussed above, the payment of the applicable Consent Fee
    -----------
to a U.S. Holder for consenting to the Proposed Amendment may be treated as additional consideration received by a U.S. Holder in the Deemed Exchange.
If, however, the Consent Fee were not treated as additional consideration received by a U.S. Holder in the Deemed Exchange, it might be considered a separate fee for consenting to the Proposed Amendment and would be taxable as ordinary income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for tax purposes.

Consequences to U.S. Holders that do not consent to the Proposed Amendment

    In the case of a U.S. Holder that does not consent to the Proposed Amendment and does not receive the Consent Fee, Bethlehem believes that the modification of the Indenture pursuant to the Proposed Amendment will not cause a Deemed Exchange of the Notes because the Proposed Amendment does not constitute a significant modification to the terms of the Notes for U.S. federal income tax purposes as defined in Treasury Regulation Section 1.1001-3. Accordingly, in such case, such U.S. Holder will not recognize any gain or loss, for U.S. federal income tax purposes, upon the adoption of the Proposed Amendment and will have the same adjusted tax basis and holding period in the Notes after the adoption of the Proposed Amendment that such U.S. Holder had in the Notes immediately before such adoption.

Backup Withholding

    A U.S. Holder may be subject to backup withholding at a rate of 31% of any payment made to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                 MISCELLANEOUS

    The Consent Solicitation is not being made to, and Consent Forms will not be accepted from or on behalf of, Holders in any jurisdiction in which the making of the Consent Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Bethlehem may in its discretion take such action as it may deem necessary to make the Consent Solicitation in any such jurisdiction and to extend the Consent Solicitation to Holders in such jurisdiction. In any jurisdiction in which the securities or blue sky laws require the Consent Solicitation to be made by a licensed broker or dealer, the Consent Solicitation will be deemed to be made on behalf of Bethlehem by the Solicitation Agent or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    Questions concerning the terms of Consent Solicitation should be directed to the Solicitation Agent:

                           Salomon Smith Barney Inc.
                           -------------------------
                             390 Greenwich Street
                                   4th Floor
                              New York, NY 10013
                       Attn: Liability Management Group
                          (800) 558-3745 (toll free)

    Requests for assistance in completing and delivering the Consent Form, or requests for additional copies of this Consent Solicitation Statement, the accompanying Consent Form and other related documents, should be directed to the Information Agent:

                         Mellon Investor Services LLC
                         ----------------------------
                                44 Wall Street
                                   7th Floor
                              New York, NY 10005

                    Banks and Brokers Call: (917) 320-6286
             All Others Call Toll-Free (800) 851-9671 (toll free)

    The following methods are available for delivering your consent:

By Mail:                          By Overnight Courier:

P.O. Box 3301                     85 Challenger Road
South Hackensack, NJ 07660        Mail Stop-Reorg
                                  Ridgefield Park, NJ  07660
                                  Attn:  Reorganization Dept.

By facsimile:                     By Hand:

(eligible institutions only):     120 Broadway
(201) 296-4293                    13th Floor
(confirmation):                   New York, NY  10271
(201) 296-4860

                                                     EXHIBIT A

                         FIRST SUPPLEMENTAL INDENTURE
                         ----------------------------
                                By and Between



                          Bethlehem Steel Corporation

                                      and

                             The Bank of New York









                                  Dated as of
                              __________ __, 2001




                           A SUPPLEMENTAL INDENTURE
                                   REGARDING
                         10-3/8 Senior Notes Due 2003

                         FIRST SUPPLEMENTAL INDENTURE
                         ----------------------------

    FIRST SUPPLEMENTAL INDENTURE dated as of _____________, 2001, between Bethlehem Steel Corporation, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called "Bethlehem"), and The Bank of New York, a banking corporation existing under the laws of the State of New York, as trustee (the "Trustee");

    Whereas, Bethlehem has heretofore executed and delivered to the Trustee an indenture dated as of September 1, 1993 (hereinafter called the "Original Indenture") to provide for the issuance of its 10-3/8% Senior Notes Due 2003 (the "Notes"); and

    WHEREAS, Section 9.2 of the Original Indenture provides, among other things, that, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, Bethlehem and the Trustee may enter into indentures supplemental to the Original Indenture for the purpose of amending any provision of the Original Indenture or the Notes (other than as provided in Section 9.2 of the Original Indenture); and

    WHEREAS, Bethlehem desires to amend and delete certain provisions to the Original Indenture; and

    WHEREAS, all action on the part of Bethlehem necessary to authorize its execution, delivery and performance of the Original Indenture, as further supplemented by this First Supplemental Indenture, has been duly taken; and

    WHEREAS, Bethlehem has solicited the consent of the Holders of the Notes to a certain amendment to the Original Indenture (the "Amendment") pursuant to that certain Consent Solicitation Statement of Bethlehem dated May ___, 2001 (without regard to any amendment thereto, the "Consent Solicitation Statement"); and

    WHEREAS, Holders of at least a majority in aggregate principal amount of the Notes have consented to the Amendment and instruments evidencing such consent have been delivered to the Trustee; and

    WHEREAS, Bethlehem desires and has requested the Trustee to join in the execution and delivery of this First Supplemental Indenture for the purpose of amending the Original Indenture;

    NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, it is mutually covenanted and agreed for the equal and ratable benefit of all Holders of the Notes as follows, effective upon execution hereof by the Trustee:

                                  ARTICLE ONE

                                  DEFINITION
                                  ----------

    Section 1.1 Definition.  When used herein, "Consent Solicitation Conditions
                -----------
Satisfaction" shall mean such time as each of the Conditions specified in the Consent Solicitation Statement has been satisfied or waived in accordance with the terms therein by Bethlehem.

                                  ARTICLE TWO

                       AMENDMENTS TO ORIGINAL INDENTURE
                       --------------------------------

    Section 2.1 Amended Provision.  Upon the occurrence of the Consent
                ------------------
Solicitation Conditions Satisfaction, Section 4.5 of the Original Indenture shall be amended by deleting the figure "$500,000,000" that appears in clause
(i) of Section 4.5 and replacing it with the figure "$740,000,000".

                                 ARTICLE THREE

                           MISCELLANEOUS PROVISIONS
                           ------------------------

    Section 3.1 Execution as Supplemental Indenture.  This First Supplemental
                ------------------------------------
Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this Supplemental Indenture forms a part thereof. Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Original Indenture.

    Section 3.2 Responsibility for Recitals, etc.  The recitals herein shall be
                ---------------------------------
taken as the statements of Bethlehem, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

    Section 3.3 Provisions Binding on Company's Successors.  All of the
                -------------------------------------------
covenants, stipulations, promises and agreements made in this First Supplemental Indenture by Bethlehem shall bind its successors and assigns whether so expressed or not.

    Section 3.4.  Continuing Effect.  Except as expressly provided herein, all
                  ------------------
of the terms and provisions of the Original Indenture are and shall remain in full force and effect. The amendment provided for herein is limited to the specific section of the Original Indenture specified herein and shall not constitute an amendment of any other provisions of the Original Indenture.

    Section 3.5 Governing Law.  This First Supplemental Indenture shall be
                --------------
deemed to be a contract made under the laws of the State of New York and, for all purposes, shall be construed in accordance with the laws of said State.

    Section 3.6 Execution and Counterparts.  This First Supplemental Indenture
                ---------------------------
may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

    IN WITNESS WHEREOF, Bethlehem Steel Corporation has caused this First Supplemental Indenture to be signed and acknowledged its Vice Chairman, has caused its corporate seal to be affixed hereunto, and the same to be attested by its Secretary or one of its Assistant Secretaries, and The Bank of New York, as Trustee, has caused this First Supplemental Indenture to be signed and acknowledged by one of its Vice Presidents, has caused its corporate seal to be affixed hereunto, and the same to be attested by a duly authorized officer, all as of the day and year first written above.


(Seal)  Bethlehem Steel Corporation




                          By_________________________________________
                             Name:
                             Title:  Vice Chairman




Attest: By______________________________________
            Name:
            Title:

(Seal)  The Bank of New York




                          By_________________________________________
                              Name:
                              Title:
Attest: By_________________________________________
            Name:
            Title: